Exhibit 23.3

DEGOLYER AND MACNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 12, 2014

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the use of our name, and to the inclusion by reference of information from our “Appraisal Report as of June 30, 2013 on Certain Properties owned by Dune Energy Inc.”, “Appraisal Report as of June 30, 2012 on Certain Properties owned by Dune Energy Inc.”, and “Appraisal Report as of June 30, 2011 on Certain Properties owned by Dune Energy Inc.”, in the Dune Energy, Inc. Registration Statement on Form S-8, to be filed on or about today.

Very truly yours,

/s/ DeGolyer and MacNaughton

DEGOLYER and MACNAUGHTON

Texas Registered Engineering Firm F-716